EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/7/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.01%	-0.01%	9.79%
Class B Units	-0.03%	-0.03%	9.30%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED July 7, 2006

The Grant Park Futures Fund sustained small losses, ending the Fourth of July week virtually flat. Losses came mainly from positions in the interest rate and currency sectors; gains were the result of positions in the metal and soft/agricultural commodity sectors.

Short positions in the interest rate sector sustained losses as prices for debt instruments rallied at the end of the holiday-shortened week. The U.S. 30-year bond and 10-year note ended the week slightly higher after it was reported that 121,000 jobs were added to the rolls in June, less than the 185,000 that economists were anticipating. Analysts said that expectations for a stronger number were boosted after a survey by ADP payroll services indicated the creation of more than 300,000 jobs in June. Although hourly earnings grew at their fastest pace since 2001, commentators said that prices for financial instruments rallied as the lower than expected payrolls number eased investors’ worries over the extent of any possible future interest rate increases. Short positions in the foreign markets also lost ground as prices for Canadian bonds and German bunds settled at higher levels.

Positions in the currency market reported losses as the U.S. dollar weakened in response to the jobs report. The dollar fell relative to the Japanese yen, causing losses to short positions in the yen as the Asian currency touched a four-week high versus the greenback. Short positions in the Australian dollar also lost ground as the dollar ended the week lower against the Aussie.

Long positions in the industrial metals were profitable as the price of nickel touched a new all-time high on the London Metals Exchange. Analysts commented that it was a combination of high demand, short supply and waning inventories that sent the price of the base metal higher late in the week. A report that an Indonesian government-owned producer will temporarily shut down a portion of its operation aided the rally as investors expected a decrease in production. Copper prices were also higher, resulting in gains for long positions.

Lastly, short positions in the cotton market led to gains for the soft/agricultural commodity sector. The price of the fiber contract fell 2.29 cents per pound after it was reported that total cotton acreage reported at the end of June was 7% higher than the same period for 2005. Analysts said that this news, combined with technical based selling, sent prices lower.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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